Exhibit 23.1

Consent of Beard Miller Company LLP
Independent Registered Public Accounting Firm

     As independent auditors, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-61237 and 333-40266) of Sun Bancorp, Inc. and Subsidiaries 401(k) Plan (the “Plan”) of our report dated June 24, 2005, relating to the statements of net assets available for benefits as of December 31, 2004 and 2003, and the statements of changes in net assets available for benefits for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Plan.

/s/Beard Miller Company LLP

York, Pennsylvania
June 24, 2005